Exhibit 99.1

Noven Pharmaceuticals, Inc. 11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

FOR IMMEDIATE RELEASE

NOVEN REPORTS SECOND QUARTER EPS OF $0.23

Miami, FL, July 29, 2004 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the quarter and six months ended June 30, 2004. Noven also provided an update on its business, prospects and collaborations.

“Our U.S. hormone therapy operations delivered a strong performance for the quarter, demonstrating that, although our results vary by quarter, our core hormone therapy (“HT”) products remain a significant source of funding for Noven,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “Building on this foundation, we are working to leverage our patented DOT Matrix® transdermal platform into other therapeutic categories, including pain management, Attention Deficit Hyperactivity Disorder, and Hypoactive Sexual Desire Disorder. Together with our industry partners, we made progress in each of these areas during the second quarter, and moved closer to our goal of commercializing new prescription patches in diverse markets with significant commercial potential.”

Second Quarter Results

Noven’s net revenues for the quarter ended June 30, 2004 (the “current quarter”) were $12.0 million, largely unchanged from the $12.3 million reported in the quarter ended June 30, 2003 (the “2003 quarter”). Research and development expenses for the current quarter increased 27% to $2.7 million, primarily due to non-clinical development expenses for Noven’s fentanyl patch and other pipeline products. Noven recognized $8.2 million in earnings from Novogyne Pharmaceuticals (a women’s health products company owned jointly by Noven and Novartis Pharmaceuticals Corporation), more than double the amount recognized in the 2003 quarter. For the current quarter, Noven reported net income of $5.7 million ($0.23 diluted earnings per share), an 86% increase over the $3.1 million ($0.13 diluted earnings per share) reported in the 2003 quarter.

Current quarter net revenues at Novogyne increased 48% to $32.2 million. Noven believes Novogyne’s current quarter revenues may have benefited from restocking orders placed by trade customers replenishing inventories depleted during the 2004 first quarter. Novogyne’s net income for the current quarter was a record $17.0 million, more than twice the $8.2 million reported in the 2003 quarter.

Based on current information, including returns to date related to the product recall initiated in 2003 and an estimate of product that may yet be returned in the recall, in the current quarter Noven and Novogyne reduced their respective allowances for recall-related returns, which had the effect of increasing current quarter net revenues at Noven and Novogyne by $0.6 million and $2.4 million, respectively. Taken together, the reductions in allowances at Noven and Novogyne had the effect of increasing Noven’s income before income taxes by $1.7 million in the current quarter.

First Half Results

Noven’s net revenues for the six-month period ended June 30, 2004 (the “current period”) increased 4% to $23.1 million compared to the six-month period ended June 30, 2003 (the “2003 period”). This increase resulted in part from lower sales in the 2003 period due to inventory reduction initiatives undertaken by Noven and Novogyne during that period. Research and development expenses increased 7% to $5.0 million, primarily due to non-clinical development expenses for the fentanyl patch and other pipeline products. Noven recognized $8.9 million in earnings from Novogyne, a 67% increase over the amount recognized in the 2003 period. Noven reported net income of $5.8 million ($0.24 diluted earnings per share), a 66% increase over the $3.5 million ($0.15 diluted earnings per share) reported in the 2003 period.

Novogyne’s current period net revenues increased 16% to $53.6 million. Novogyne’s net income for the current period was $24.4 million, a 39% increase over the $17.6 million reported in the 2003 period.

As described above, in the current period Noven and Novogyne reduced their respective allowances for recall-related returns, which had the effect of increasing current period net revenues at Noven and Novogyne by $0.6 million and $3.1 million, respectively. Taken together, the reductions in allowances at Noven and Novogyne had the effect of increasing Noven’s income before income taxes by $2.0 million in the current period.

At June 30, 2004, Noven had $106.8 million in cash and cash equivalents, compared to $83.4 million at December 31, 2003. This increase primarily reflects $12.3 million in distributions from Novogyne, $8.0 million received upon closing of the Endo transaction, and $5.3 million received in connection with the exercise of Noven stock options.

Financial Guidance

Confirming guidance first provided in February 2004, for full-year 2004 Noven expects: its net revenues to approximate 2003 results; its research and development spending to increase compared to 2003; its fully diluted earnings per share to be in the $0.40 to $0.45 range; and Novogyne’s 2004 net revenues and net income to approximate 2003 results. This guidance is based on Noven’s current assumptions and expectations regarding its business and operations for the remainder of 2004. Noven’s actual financial results could differ materially if these assumptions or expectations prove to be incorrect.

HT Prescription Overview

“Although the Women’s Health Initiative (“WHI”) and other study results caused the overall hormone therapy market to decline, our U.S. HT products have significantly outperformed their respective market segments in the post-WHI market,” said Strauss. “Our Vivelle-Dot® patch is the only major estrogen therapy product to increase total prescriptions following WHI.”

Primarily due to the continuing impact of the WHI studies, the overall U.S. HT market declined 19% in the current quarter compared to the 2003 quarter. For the same period, aggregate prescriptions for Noven’s products (Vivelle®, Vivelle-Dot and CombiPatch® combined) decreased 8%. Vivelle-Dot, which represents approximately 78% of total prescriptions for Noven’s U.S. products, increased 4% for the same period, while the estrogen segment of the U.S. HT market declined 19%. For the same period, prescriptions for the Vivelle product family (Vivelle-Dot and Vivelle combined) decreased 4.5%.

“Thanks to the efforts of the Novogyne sales team, the Vivelle family extended its market share lead in the U.S. estrogen patch market to 42% at mid-year 2004,” said Neil Jones, Noven’s Vice President – Marketing & Sales, who leads Novogyne’s sales and marketing program. “With the most dispensed estrogen patch brand in the U.S. and a sound marketing strategy, we believe our sales team is well-prepared to defend our leadership position against the new competitors in the transdermal HT market.”

Development Collaborations

Endo Pharmaceuticals. Strauss said: “During the second quarter, we continued preparations for the possible launch of our fentanyl patch, which was licensed to Endo Pharmaceuticals earlier this year. Our patch is intended to be the generic equivalent of Johnson & Johnson’s Duragesic® fentanyl patch, and our Abbreviated New Drug Application is under review at the FDA. Based on the current patent and exclusivity status of the Duragesic product, we believe the earliest our patch could be launched is January 2005, assuming FDA approval is received by that time. We continue to work with Endo to identify compounds beyond fentanyl for co-development under our collaboration.”

P&G Pharmaceuticals. “In the second quarter, we earned an $800,000 development milestone under our collaboration with Procter & Gamble Pharmaceuticals (“P&GP”),” said Strauss. “The products under development explore follow-on product opportunities for P&GP’s in-licensed investigational Intrinsa™ testosterone patch designed to help restore desire in menopausal women who have Hypoactive Sexual Desire Disorder. P&GP has initiated human studies of the first product under our collaboration.”

Shire Pharmaceuticals. “Noven and Shire Pharmaceuticals Group plc continue to work together to address the FDA not approvable letter received last year on our methylphenidate patch for ADHD,” said Strauss. “During the second quarter, we met with the FDA to review the development plan we prepared with Shire that included protocol summaries for additional clinical studies believed necessary to obtain approval. Based on feedback received from the FDA at the meeting, we intend to proceed with MethyPatch development, and believe we have a well-defined strategy with which to advance development. If the additional studies are successful and completed on schedule, we would intend to file an amendment to the pending New Drug Application during 2005.”

Strauss continued: “During the second quarter, we also expanded our collaboration with Shire to include the development of a transdermal amphetamine patch for ADHD. If successfully developed and commercialized, this product, along with our developmental methylphenidate patch, could position us in both segments of the stimulant market for ADHD therapy.”

Analyst Conference Call

A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 11:00 a.m. Eastern time this morning, July 29. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay of the conference call will be available by telephone from July 29 at 12:00 Noon Eastern time until July 31 by calling 877-519-4471 (from within the U.S.) or 973-341-3080 (from outside the U.S.) and entering the conference ID #4991399. The conference call may contain forward-looking information in addition to that contained in this press release.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are sold in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a profitable women’s health products company with 2003 sales of over $100 million. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot® product — the smallest estrogen patch in the world, and the most dispensed estrogen patch in the U.S. With the most advanced and broadly applicable transdermal technology in its class, Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:

Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “believe,” “expect,” “could,” “intend,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: HT Market - risks associated with increased competition in the HT market, including as a result of the 2004 launches of estrogen cream and gel products, each of which is a new dosage form in this category; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novartis Pharma; uncertainties regarding any future regulatory developments resulting from those studies; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; the European HT market may be limited due to pricing pressures and delayed Estradot launches in certain countries due to labeling issues; and the risk of losses from product liability claims resulting from the use of HT products as well as any indemnification or contribution obligations that Noven may have to Novartis or Novogyne related to product liability claims; Regulatory Matters -uncertainties relating to actions that may be taken against Noven by the FDA or other regulators, whether relating to manufacturing processes, suppliers, commercialized products, products in development or otherwise, and any related costs; uncertainties related to the FDA’s discretion to approve or not approve a product; and the timing of any FDA approval for any of Noven’s products in development, which is outside Noven’s control and which may impact the success of product launch and market penetration; uncertainties related to our ability to comply with DEA regulations related to our purchase, storage and usage of controlled substances in products we may manufacture, including our developmental MethyPatch and fentanyl patch products; Production Matters - risks related to Noven’s reliance on suppliers for the availability and quality of raw materials used in Noven’s products; risks related to Noven’s reliance on a single supplier for certain raw materials and compounds used in Noven’s products; uncertainties regarding the timing and magnitude of any product recalls; the impact of the recalls or related issues on Novartis’ or other partners’ strategy for the commercialization of Noven’s products; the possibility that Noven’s estimates of the impact of future returns and charges may prove inaccurate, incomplete or otherwise incorrect; the impact of detected or undetected product stability failures or other product defects on Noven’s ability to estimate Noven’s reserves for sales returns and other associated accounting consequences; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the partnered development programs; uncertainties regarding Noven’s ability to attract additional development partners; the possibility that Noven’s technologies may not be approvable or suitable for use in additional therapeutic categories, including those categories addressed through products developed with Noven’s development partners; the possibility that Noven may be unsuccessful in achieving milestone objectives under Noven’s development programs and may not receive any further payments; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives under our development programs and/or cause delays or cancellations of programs; the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; risks related to Noven’s dependence on Novartis to perform Novogyne’s financial, accounting, inventory, distribution, revenues and sales deductions functions (including any asset impairment decisions for Novogyne), including the risk that Novartis may perform these functions differently than Noven would have, inadequately or incorrectly; and the possibility that Noven’s financial results could fluctuate from period to period or otherwise be affected by Novartis’ monitoring of trade inventory levels for Novogyne and its decisions related thereto; MethyPatch®- the risk that the FDA may determine that Noven’s protocols and/or clinical strategies do not address the FDA’s concerns regarding the approval of the MethyPatch product NDA; the risk that planned additional MethyPatch product studies may not be commenced or completed in a timely manner due to an inability to enroll a sufficient number of subjects for the additional studies or otherwise, which could delay the filing of an amendment to the MethyPatch product NDA past 2005; the possibility that planned additional studies of MethyPatch will not produce results that support approval or that, even if the additional studies are completed and are successful, MethyPatch may not ultimately be approved or commercialized; the timing of FDA’s review of any amended NDA for MethyPatch as well as any product approval, which are beyond Noven’s control and which may impact the success of product launch and market penetration; Shire’s control over the management of the planned additional MethyPatch product clinical trials, including the risk that Shire may elect to manage such studies differently than Noven might have, incorrectly or inadequately; the possibility that the additional studies may be more extensive, lengthier or more costly than anticipated and may exceed the total amount of license revenues available to offset such costs and expenses; any exercise of Shire’s right to terminate the agreement following its review of the results of the additional studies, including the risk that, in such event, Noven’s right to receive a $50 million approval milestone would terminate, and that we may be unable or unwilling to proceed with the project or may be unable to license MethyPatch to a third party or to a party with the resources of Shire on commercially reasonable terms; the possibility that Noven’s method of accounting for the $25 million received from Shire could change under certain circumstances, including if the parties’ MethyPatch product strategy changes or if Noven’s MethyPatch product development is discontinued; and the likelihood that Noven’s development strategy would change if Shire were to terminate the agreement under certain circumstances, or if Noven’s MethyPatch product were not ultimately approved or were abandoned; Fentanyl Patch - the risks and uncertainties associated with the FDA’s review of Noven’s fentanyl ANDA; the possibility that milestone payments may be reduced and/or that Endo may exercise its contractual right to terminate the license agreement if the product launch is delayed for any reason, including delay in obtaining FDA approval; patent or other strategies by third parties could delay or prevent the launch of Noven’s fentanyl patch or other products; the possibility that Noven may be unable to recover significant costs to manufacture fentanyl patches prior to product launch if FDA approval is not obtained on a timely basis or at all; and the possibility that, even if approved, Noven’s fentanyl patch or other products may not be successfully commercialized due to competitive market conditions or other factors, including physician/patient preferences for other therapies; Financial Guidance - the inherent uncertainties associated with financial projections; the possibility that one or more assumptions underlying Noven’s financial guidance proves to be incorrect, including the assumption that, during the remainder of 2004, there will not be any unforeseen material transactions, changes in Noven’s or Novogyne’s accounting or accounting principles, developments regarding regulatory matters or clinical studies, changes in the supply of, demand for, or distribution of our HT products (including any changes resulting from the impact of competitive HT products that have been launched in 2004); changes in our business relationships/collaborations; or changes in the economy or the health care sector generally; Other Matters - expected fluctuations in quarterly revenues and research and development expenses; and uncertainties regarding Noven’s beliefs regarding the timing of trade customer orders. In addition to the risks and factors identified above, reference is also made to the other risks and factors detailed in reports filed by Noven with the Securities and Exchange Commission. Noven cautions that the foregoing list of factors is not exhaustive.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:
(amounts in thousands, except	Three Months Ended		Six Months Ended
per share amounts)	June 30,		June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Product revenues — Novogyne:
Product sales	$4,886	$6,086	$10,694	$9,016
Royalties	1,608	968	2,498	2,199

Total product revenues — Novogyne	6,494	7,054	13,192	11,215
Product revenues — third parties	3,564	3,786	6,541	8,743

Total product revenues	10,058	10,840	19,733	19,958
License and contract revenues	1,897	1,421	3,352	2,328

Net revenues	11,955	12,261	23,085	22,286

Expenses:
Cost of products sold	4,975	6,040	10,493	10,325
Research and development	2,734	2,154	4,989	4,647
Marketing, general and administrative	3,762	3,293	7,666	7,474

Total expenses	11,471	11,487	23,148	22,446

Income (loss) from operations	484	774	(63)	(160)

Equity in earnings of Novogyne	8,228	3,795	8,865	5,320
Interest income, net	184	198	340	346

Income before income taxes	8,896	4,767	9,142	5,506

Provision for income taxes	3,218	1,717	3,306	1,983

Net income	$5,678	$3,050	$5,836	$3,523

Basic earnings per share	$0.24	$0.14	$0.25	$0.16

Diluted earnings per share	$0.23	$0.13	$0.24	$0.15

Weighted average number of common shares outstanding:
Basic	23,386	22,493	23,226	22,536

Diluted	24,387	22,937	24,334	22,928

	As Of
	June 30,	December 31,
Balance Sheet Data:	2004	2003
	(unaudited)
Cash and cash equivalents	$106,810	$83,381
Investment in Novogyne	$23,278	$28,368
Total assets	$189,413	$169,484
Deferred license revenues	$53,179	$50,005
Stockholders’ equity	$122,738	$108,823

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